UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

8697 La Mesa Blvd, Suite C#107

La Mesa CA 91942

(Address of Principal Executive Offices)

(619) 722 5505

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2026 Regen Biopharma, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with Coventry Enterprises, LLC (“Coventry”), pursuant to which Coventry Enterprises purchased a 10% unsecured promissory Note (the “Note”) from the Company in the principal amount of $125,000 of which $12,500 was retained by Coventry through an Original Issue Discount.

The Note carries “Guaranteed Interest” on the principal amount at the rate of 10% per annum for the eighteen-month term of the Note for an aggregate Guaranteed Interest $12,500. The Principal Amount and the Guaranteed Interest shall be due and payable in 8 equal monthly payments (each, a “Monthly Payment”) of 17,187.50 Dollars, commencing 6 months after funds received and continuing on the 20th day of each month thereafter.

Existing convertible indebtedness and accrued interest on existing convertible indebtedness totaling $71,557 was satisfied from the proceeds of the Note.

Upon an Event of Default (as such term is defined in the Note) the Note shall become convertible, in whole or in part, into shares of Common Stock at the option of the Holder at price per share equivalent to 90% of the lowest per-share trading price for the 20 Trading Days preceding a Conversion Date.

Upon the event that while this Note has been outstanding for four months, the Company consummates another financing transaction or if the Company has an effective Regulation A Offering Statement then the Investor may choose to convert any amount up to the entire balance of the note including guaranteed interest into shares at the same offering price as the aforementioned financing transaction or the Regulation A Offering..

The foregoing description of the abovementioned Purchase Agreement and Note are not complete and are qualified in their entirety by reference to the text of the abovementioned agreements , which are attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2 and incorporated in this Item 1.01 by reference.

On October 27, 2026 the Company entered into a common stock purchase agreement (the “Equity Line Agreement”) with Coventry providing for an equity financing facility (the “Equity Line”). The Equity Line Agreement provides that upon the terms and subject to the conditions in the Equity Line Agreement, Coventry is committed to purchase up to Ten Million Dollars ($10,000,000) of shares of common stock, $0.0001 par value per share (the “Common Stock”), over the 36-month term of the Equity Line Agreement (the “Total Commitment”).

Under the terms of the Equity Line Agreement, Coventry will not be obligated to purchase shares of Common Stock unless and until certain conditions are met, including but not limited to a Registration Statement on Form S-1 (the “Registration Statement”) becoming effective which registers Coventry’s resale of any Common Stock purchased by Coventry under the Equity Line.

From time to time over the 36-month term of the Commitment Period ( as such term is defined in the Equity Line Agreement) the Company, in its sole discretion, may provide Coventry with a draw down notice (each, a “Draw Down Notice”), to purchase a specified number of shares of Common Stock (each, a “Draw Down Amount Requested”), subject to the limitations discussed below. The actual amount of proceeds the Company will receive pursuant to each Draw Down Notice (each, a “Draw Down Amount”) is to be determined by multiplying the Draw Down Amount Requested by the applicable purchase price. The purchase price of each share of Common Stock equals 80% of the lowest trading price of the Common Stock during the ten business days prior to the Draw Down Notice date (the “Pricing Period”).

The maximum number of shares of Common Stock requested to be purchased pursuant to any single Draw Down Notice cannot exceed the lesser of (i) 200% of the Average Daily Traded Value ( as such term is defined in the Equity Line Agreement) during the ten business days immediately preceding the Drawdown Notice Date or (ii) $250,000. The Company is prohibited from delivering a Draw Down Notice if the sale of shares of Common Stock pursuant to the Draw Down Notice would cause the Company to issue and sell to Coventry or Coventry to acquire or purchase an aggregate number of shares of Common Stock that would result in Coventry beneficially owning more than 4.99% of the issued and outstanding shares of Common Stock of the Company.

The foregoing description of the abovementioned Equity Line Agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned agreements , which are attached to this Current Report on Form 8-K as Exhibit 10.3 and incorporated in this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits

10.1	Securities Purchase Agreement

10.2	Convertible Note

10.3	Equity Line

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: November 2, 2026	By:	/s/ David Koos

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